Exhibit 21(1)(a)
Credit Acceptance Corporation
Schedule of Credit Acceptance Corporation Subsidiaries
The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.
Arlington Investment Company
Buyers Vehicle Protection Plan, Inc.
AutoNet Finance Company.com, Inc.
CAC Funding Corp.
Credit Acceptance Funding LLC 2003-1
Credit Acceptance Auto Dealer Loan Trust 2003-1
CAC Warehouse Funding Corp.
CAC Warehouse Funding Corporation II
CAC Leasing, Inc.
CAC Reinsurance, Ltd.
Credit Acceptance Corporation of Nevada, Inc.
Credit Acceptance Corporation of South Dakota, Inc.
CAC International Holdings, LLC
Vehicle Remarketing Services, Inc.
Credit Acceptance Corporation UK Limited
CAC of Canada Company
Credit Acceptance Corporation Ireland Limited
Auto Funding America, Inc.
Auto Funding America of Nevada, Inc.
Auto Lease Services, LLC
Credit Acceptance Wholesale Buyers Club, Inc.
CAC Scotland
CAC Luxembourg, S.a.r.l
CAC UK Funding, Ltd.
CAC (TCI) Ltd.
Credit Acceptance Funding LLC 2004-1
Credit Acceptance Auto Dealer Loan Trust 2004-1
Credit Acceptance Motors, Inc.

Automotive Payment Services, Inc.
Credit Acceptance Funding LLC 2006-1
Credit Acceptance Funding LLC 2006-2
Credit Acceptance Residual Funding LLC